Exhibit 99(b)

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-36791, 1.333-70315, 333-19283, and 333-55146) pertaining to the Luby's Cafeterias, Inc. Management Incentive Stock Plan, the Luby's Incentive Stock Plan, the Luby's Cafeterias Saving and Investment Plan of Luby's Cafeterias, Inc. and the Luby's, Inc. Nonemployee Director Phantom Stock Plan of our report dated October 15, 2002, except for Note 6, as to which the date is November 25, 2002, with respect to the consolidated financial statements of Luby's Inc. included in the Annual Report (Form 10-K) for the year ended August 28, 2002.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

November 25, 2002